Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

IPC HOLDINGS, LTD. REPORTS SECOND QUARTER 2008 RESULTS.

PEMBROKE, BERMUDA, July 24, 2008. IPC Holdings, Ltd. (NASDAQ: IPCR) today reported net income for the quarter ended June 30, 2008 of $47.5 million, or $0.78 per common share, compared to $28.0 million, or $0.37 per common share, for the second quarter of 2007. For the six months ended June 30, 2008 IPC reported net income of $134.3 million, or $2.12 per common share, compared to $105.2 million, or $1.48 per common share, for the first six months of 2007.

	Quarter ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(expressed in thousands of U.S. Dollars, except per share amounts)
NET OPERATING INCOME	$98,339	$26,104	$191,162	$94,634

Net (losses) gains on investments	(50,889)	1,868	(56,909)	10,545

NET INCOME	$47,450	$27,972	$134,253	$105,179

Preferred dividend	4,330	4,378	8,564	8,564

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$43,120	$23,594	$125,689	$96,615

Basic net income available to common shareholders, per common share	$0.83	$0.37	$2.29	$1.52
Diluted net income per common share	$0.78	$0.37	$2.12	$1.48

Net operating income per common share (diluted)	$1.62	$0.41	$3.03	$1.33

Weighted average number of common shares – basic	52,159,646	63,194,240	54,793,624	63,445,797
Weighted average number of common shares – diluted	60,560,764	63,210,001	63,193,486	70,979,971

Non-GAAP Financial Measures:

In addition to the GAAP financial measures set forth herein, IPC Holdings, Ltd. (the “Company”) has included certain non-GAAP financial measures in this Press Release within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. “Net operating income” and its per share equivalent, as used herein, differ from “net income” and its per share equivalent under GAAP, which the Company believes is the most directly comparable GAAP measure. Net operating income is a common performance measurement which, as calculated by the Company, corresponds to net income excluding net gains and losses on investments. These items are excluded because they are not considered by management to be relevant indicators of the performance of or trends in our business operations, but rather of the investment and credit markets in general. We believe that the presentation of net operating income provides useful information regarding our results of operations because it follows industry practice, is followed closely by securities analysts and rating agencies, and enables investors and securities analysts to make performance comparisons with our peers in the insurance industry. This measure may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on net operating income as a non-GAAP measure in assessing IPC’s overall financial performance.

Results of Operations:

For the quarter ended June 30, 2008, our net operating income was $98.3 million, or $1.62 per common share, compared to $26.1 million, or $0.41 per common share for the second quarter of 2007. For the six months ended June 30, 2008, our net operating income was $191.2 million, or $3.03 per common share, compared to $94.6 million, or $1.33 per common share, for the corresponding period in 2007.

President and Chief Executive Officer Jim Bryce commented: “We are gratified by our strong operating results in both the second quarter and six months to June 30, 2008. The severity of per-risk losses continued during the second quarter, with the tragic events in China and the Universal Studios fire in Hollywood. While these events had no direct impact on IPC’s results for the quarter, they nevertheless serve as a reminder of the need for discipline in the reinsurance market. Excess capacity, resulting from the abundance of capital, has had some impact on rates, though generally underwriting discipline is being shown in our specialist line of property catastrophe reinsurance. However, there is greater pressure as market capital continues to grow. Sensitivity in demand and pricing was demonstrated by the commencement of hurricane season, which resulted in an increase in demand and an immediate but temporary increase in pricing in the United States. Generally, renewals at July 1, 2008 were in line with, or better than, our expectations. Frequency of natural catastrophe losses continued during the second quarter this year, but given the current level of clients’ retentions this is having little impact on property catastrophe reinsurers. The continued updated claims information received from clients has again enabled us to adjust our reserves, which has had a positive effect on our operating results. However, the ongoing turbulence in the credit markets has had a marked impact on equities and fixed maturity securities generally, and despite the highly-rated, short duration nature of our portfolio, we have not been immune from its consequences. As part of our persistent discipline and determination to improve shareholder value, we continued our repurchases of shares during the second quarter. During the three months ended June 30, 2008 we had repurchased a further 5.7 million shares at an average price of $28.81 per share, for a total cost of $163.3 million. This brought aggregate repurchases for the period ended June 30, 2008 to $212.8 million, with a total of 7.5 million shares being bought. These repurchases have been financed in part by a drawdown of $150.0 million from our syndicated revolving credit facility, which occurred in early June of this year.”

In the quarter ended June 30, 2008, we wrote gross premiums of $105.2 million, compared to $109.3 million in the second quarter of 2007. Premiums in respect of new business totaled $18.9 million; however premiums from existing business were approximately $3.4 million less in the second quarter of 2008 in comparison to the second quarter of 2007, mostly due to program re-structuring, including changes in client retentions and pricing. In addition, business that was not renewed because of unsatisfactory terms and conditions, or because the cedant did not purchase the protection, totalled approximately $11.5 million. There was also a $7.5 million reduction in reinstatement premiums in the second quarter of 2008 compared to the second quarter of 2007, due to the lower level of incurred losses in the current period. Excess of loss premium adjustments, which are adjustments generally arising from differences between cedants’ actual exposure base and original estimates thereof, were $0.5 million less in the second quarter of 2008 in comparison to the second quarter of 2007. For the six months ended June 30, 2008, we wrote gross premiums of $303.0 million, compared to $345.5 million for the corresponding period of 2007. The effect of changes to business written for existing clients, including pricing, changes to program structure and/or renewal dates, as well as changes to foreign exchange rates, was a decrease of $42.3 million. Business that was not renewed in the six months ended June 30, 2008 totalled $28.1 million, which was more than offset by new business totaling $41.6 million during the same period. Excess of loss premium adjustments were $2.2 million less in the first six months of 2008 compared to the corresponding period of 2007, while reinstatement premiums were $11.4 million less in the first six months of 2008 in comparison with the first six months of 2007.

In the second quarter of 2008, we ceded $2.8 million of premiums to our retrocessional facility, compared with $7.1 million for the quarter ended June 30, 2007. The actual contracts ceded are at IPC’s underwriters’ judgement in optimizing the risk profile of the portfolio, which can cause premiums ceded to vary as a proportion of our gross writings, from quarter to quarter. In addition, our Property Catastrophe Excess of Loss retrocessional facility was not renewed at January 1, 2008, and there was less participation by retrocessionaires in our proportional reinsurance facility. In the first six months of 2008, we ceded $4.8 million to our retrocessional facilities, compared to $14.7 million ceded in the first six months of 2007.

Net premiums earned in the quarter ended June 30, 2008 were $84.9 million, compared to $98.8 million in the second quarter of 2007. This reduction is primarily due to the reduction in written premiums, both in the quarter and during the past twelve months, as well as the reduction in reinstatement premiums as a result of decreased loss activity in the period. For the six months ended June 30, 2008, earned premiums were $174.6 million, compared to $203.5 million in the first six months of 2007, a decrease of 14%, which was mostly due to a reduction of written premiums of 14% during the past twelve months, including the impact of decreased reinstatement premiums.

We earned net investment income of $23.4 million in the quarter ended June 30, 2008, compared to $31.9 million in the second quarter of 2007. In the second quarter of 2007 we received dividends of $6.7 million from our investment in a fund of hedge funds, whereas we did not receive any dividends from this investment in the second quarter of 2008. In addition, the overall yield from the fixed income portfolio continues to be approximately 20 basis points less during 2008, compared to 2007. For the six months ended June 30, 2008 we earned net investment income of $47.3 million, compared to $65.0 million in the corresponding period in 2007. During the first six months of 2007, we had received dividends of $14.6 million from the investments noted above.

We recognized a net loss of $(50.9) million from investments in the quarter ended June 30, 2008, compared to a net gain of $1.9 million in the second quarter of 2007. As discussed in our first quarter, 2007 earnings press release, effective January 1, 2007 we early-adopted SFAS 159, the Fair Value Option for Financial Assets and Financial Liabilities, with respect to our investment portfolio. Accordingly, all changes to the fair value of our investment portfolio are recorded as net (losses) gains on investments in our consolidated statements of income. In the second quarter of 2008, net losses from fixed maturity securities were $(50.1) million, and net losses from our equity investments were $(0.8) million. For the six months ended June 30, 2008 we recognized a net loss of $(56.9) million from investments, compared to a net gain of $10.5 million in the first six months of 2007. The net loss in the first six months of 2008 was comprised $(14.4) million from fixed maturity investments and $(42.5) million from equities.

In the quarter ended June 30, 2008, our incurred net losses and loss adjustment expenses were $(6.4) million, compared to $87.2 million in the second quarter of 2007. Losses in the second quarter of 2008 included $13.8 million from events in 2008, including the flooding in Iowa in June, tornadoes that affected the mid-West United States in May and minor increases to events that occurred in the first quarter of this year. This was more than offset by reductions to our estimates of net ultimate losses for a number of prior year events, predominantly from 2007, totaling $20.7 million. The reductions to our estimates of ultimate net losses for these events followed the continuing flow of information from our clients and brokers in the affected areas, together with our own internal review and analysis. In the second quarter of 2007, our incurred losses included $62.6 million for the flooding that impacted parts of northern England and $50.1 million for the storm and subsequent flooding that affected parts of New South Wales, Australia, both of which took place in June of that year. These amounts were offset in part by reductions to our estimates of net ultimate losses for a number of prior year events, totalling $26.0 million. Our loss ratio, which is the ratio of net losses and loss adjustment expenses to net premiums earned, was (7.5)% for the quarter ended June 30, 2008, compared to 88.2% for the second quarter of 2007. In the six months ended June 30, 2008, our incurred net losses and loss adjustment expenses were $(1.1) million, compared to $140.2 million in the first six months of 2007. Our loss ratio was (0.6)% for the first six months of 2008, compared to 68.8% for the first six months of 2007.

Our net acquisition costs, which are primarily commissions and fees paid to brokers for the production of business, were $8.4 million for the quarter ended June 30, 2008, compared to $10.4 million in the second quarter of 2007. These costs have decreased as a result of the decrease in earned premiums in 2008, as well as a reduction in the component of profit commission expense on proportional business compared to the corresponding quarter in 2007. General and administrative expenses were $6.6 million in the quarter ended June 30, 2008, compared to $6.8 million in the second quarter of 2007. Our expense ratio, which is the ratio of net acquisition costs plus general and administrative expenses to net premiums earned, was 18.0% for the second quarter of 2008, compared to 17.5% for the second quarter of 2007. This increase is due primarily to the level of general and administrative expenses as a proportion of earned premium. For the six months ended June 30, 2008 our net acquisition costs were $17.1 million, compared to $20.6 million for the corresponding period of 2007. The reasons for the reduction are consistent with those for the second quarter. For the first six months of 2008, our general and administrative expenses were $13.7 million, compared to $14.0 million in the corresponding period of 2007. Our expense ratio for the six months ended June 30, 2008 was 17.8%, compared to 17.0% for the corresponding period of 2007.

On July 24, 2008 the Board of Directors declared a quarterly dividend of $0.22 per common share, payable on September 19, 2008 to shareholders of record on September 3, 2008. In addition, the Board of Directors declared a preferred dividend of $0.475781 per Series A Mandatory Convertible preferred share, payable on August 15, 2008 to preferred shareholders of record on August 1, 2008.

Conference Call

Our management will be holding a conference call to discuss these results at 8:30 a.m. Eastern time tomorrow, July 25, 2008. To participate, call 1-800-862-9098 or (International dial-in 1-785-424-1051); the conference ID is IPC. This conference call will be broadcast simultaneously on the internet and can be accessed from http://www.videonewswire.com/event.asp?id=49346 or our website at www.ipcre.bm, under the ‘News’ / ‘Webcasts’ section, and a replay of the call will also be available at this site from 10:30 a.m. Eastern time until 12:00 midnight Eastern time on Friday, August 1, 2008.

This press release contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects” and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of one of our financial ratings of our wholly-owned subsidiary, IPCRe Limited; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States of America and elsewhere; and (f) other factors set forth in our most recent reports on Form 10-K,

Form 10-Q and other documents on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not intend, and are under no obligation, to update any forward-looking statement contained in this press release.

IPC Holdings, Ltd., through its wholly-owned subsidiary IPCRe Limited, provides property catastrophe reinsurance and, to a limited extent, aviation, property-per-risk excess and other short-tail reinsurance on a worldwide basis.

CONTACT:	Jim Bryce, President and Chief Executive Officer or John Weale, Executive Vice President and Chief Financial Officer

	Telephone:	441-298-5100

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Expressed in thousands of United States dollars, except for per share amounts)

	As of June 30, 2008	As of December 31, 2007
	(unaudited)
ASSETS:

Fixed maturity investments, at fair value	$1,826,152	$1,803,275
Equity investments, at fair value	470,491	630,483
Cash and cash equivalents	147,087	39,486
Reinsurance premiums receivable	188,578	91,393
Deferred premiums ceded	3,449	2,578
Losses and loss adjustment expenses recoverable	8,439	17,497
Accrued investment income	26,388	30,369
Deferred acquisition costs	20,069	8,893
Prepaid expenses and other assets	9,811	3,717

TOTAL ASSETS	$2,700,464	$2,627,691

LIABILITIES:

Reserve for losses and loss adjustment expenses	$306,246	$395,245
Unearned premiums	200,460	75,980
Reinsurance premiums payable	1,628	4,677
Deferred fees and commissions	557	476
Accounts payable and accrued liabilities	24,506	25,568
Bank loan	150,000	—

TOTAL LIABILITIES	683,397	501,946

SHAREHOLDERS’ EQUITY:

Share capital:
Common shares outstanding, par value U.S.$0.01	503	576
Mandatory convertible preferred shares, par value U.S.$0.01	90	90
Additional paid-in capital	1,163,347	1,334,271
Retained earnings	854,008	791,689
Accumulated other comprehensive loss	(881)	(881)

TOTAL SHAREHOLDERS’ EQUITY	2,017,067	2,125,745

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,700,464	$2,627,691

Diluted book value per common share	$34.48	$32.42

IPC HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in thousands of United States dollars)

	Quarter ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
REVENUES:

Gross premiums written	$105,170	$109,259	$303,045	$345,502
Premiums ceded	(2,818)	(7,062)	(4,844)	(14,718)

Net premiums written	102,352	102,197	298,201	330,784
Change in unearned premium reserve, net	(17,457)	(3,348)	(123,609)	(127,248)

Net premiums earned	84,895	98,849	174,592	203,536
Net investment income	23,395	31,904	47,269	65,014
Net (losses) gains on investments	(50,889)	1,868	(56,909)	10,545
Other income	18	261	44	887

	57,419	132,882	164,996	279,982

EXPENSES:

Net losses and loss adjustment expenses	(6,382)	87,210	(1,058)	140,163
Net acquisition costs	8,444	10,437	17,118	20,585
General and administrative expenses	6,621	6,799	13,700	13,958
Interest expense	262	—	262	—
Net exchange loss (gain)	1,024	464	721	97

	9,969	104,910	30,743	174,803

NET INCOME	$47,450	$27,972	$134,253	$105,179

Preferred dividend	4,330	4,378	8,564	8,564

NET INCOME Available to Common Shareholders	$43,120	$23,594	$125,689	$96,615

Loss and loss expense ratio (1)	(7.5)%	88.2%	(0.6)%	68.8%
Expense ratio (2)	18.0%	17.5%	17.8%	17.0%
Combined ratio (Sum of 1 + 2)	10.5%	105.7%	17.2%	85.8%